Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-278121, 333-271164, 333-265000 and 333-255182) on Form S-8 and the registration statement (No. 333-278120) on Form S-3 of our report dated February 28, 2024, except for Note 13, as to which the date is February 26, 2025, with respect to the consolidated financial statements of Immunocore Holdings plc.

/s/ KPMG LLP

London, United Kingdom
February 26, 2025